Exhibit 99.1

Liberty Global Announces “Delegending”

of $935 Million Convertible Senior Notes

Englewood, Colorado — November 18, 2010: Liberty Global, Inc. (“Liberty Global,” “LGI,” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK) today announced that its $935 million aggregate principal amount of 4 1/2% Convertible Senior Notes due 2016 (CUSIP: 530555 AA9; ISIN: US530555AA94) no longer include a restricted securities legend. The notes were initially sold on November 18, 2009 in a private placement to “qualified institutional buyers” pursuant to Rule 144A. Effective November 18, 2010, in order to remove the restricted securities legend, all outstanding notes (which are in the form of one or more global notes) will be cancelled by the Trustee and replaced by new notes (CUSIP: 530555 AB7; ISIN: US530555AB77), authenticated by the Trustee, in an identical aggregate principal amount and without a restricted legend.

About Liberty Global

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services to connect its customers to the world of entertainment, communications and information. As of September 30, 2010, Liberty Global operated state-of-the-art networks serving 18 million customers across 14 countries principally located in Europe, Chile and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

For more information, please visit www.lgi.com or contact:

Investor Relations		Corporate Communications

Christopher Noyes	+1.303.220.6693	Hanne Wolf	+1.303.220.6678
Molly Bruce	+1.303.220.4202	Bert Holtkamp	+31.20.778.9800